Exhibit 10.1

RETIREMENT AGREEMENT AND RELEASE

THIS RETIREMENT AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between J. Douglas Cheatham (hereinafter referred to as “Executive”), Old Second Bancorp, Inc. (“Old Second”) and Old Second National Bank (the “Bank,” and together with Old Second, the “Company”) (the Company and Executive being herein each referred to as a “Party” and collectively referred to as the “Parties”). In consideration of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

1.                                      Executive has irrevocably retired from employment with the Company effective March 15, 2017 (the “Retirement Date”) and the Company has accepted Executive’s retirement.

2.                                      Effective as of the Retirement Date, Executive hereby resigns from each and every position held with the Company or any affiliate thereof, including, but not limited to, as an officer of the Bank and Old Second and as a member of the board of directors of the Bank and Old Second.

3.                                      Provided that Executive executes and does not thereafter revoke this Agreement, the Company shall provide Executive with the following:

a.              Commencing with the Company’s first payroll processing cycle as administratively feasible following the Effective Date (as defined in Paragraph 17 below), the Company agrees to pay to Executive the amount of $205,871.25, to be paid in substantially equal installments during the nine month period immediately following the Effective Date in accordance with the Company’s normal payroll processing cycles, in exchange for the promises of Executive contained in this Agreement and in settlement of any claims related to Executive’s employment at the Company set forth in Paragraph 5 of this Agreement. The foregoing payments shall be subject to required income tax withholding and other payroll deductions required by law.

b.              From the Retirement Date through December 31, 2017, Executive and his dependents, as the case may be, shall be permitted to continue to participate under the Company’s group health insurance plan in accordance with any election of Executive in place as of immediately prior to the Retirement Date; provided, however, that Executive shall be required to pay for any such group health insurance at the same rate as an active employee of the Company. Executive acknowledges that the Company’s portion of such group health insurance for a nine month period, based on family coverage for an active employee, is an amount equal $11,072.88. At the conclusion of this period, Executive and his dependents shall be eligible to continue such group health insurance coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the applicable COBRA continuation period.

c.               Executive will be entitled, at the Company’s expense, to receive up to three months of outplacement services from Lee Hecht Harrison (“LHH”) at a fee not to exceed $5,000. The three-month time period shall begin as of the first date on which Executive begins using the services of LHH.

d.              All currently outstanding un-vested shares of Restricted Stock Units will be vested as of the Retirement Date in accordance with the Retirement provision in the Restricted Stock Unit Award Agreement.

e.               The Parties acknowledge and agree that the foregoing payments and benefits are benefits to which Executive would not be entitled under the Company’s established policies, plans, and procedures and that these benefits constitute extra benefits in exchange for Executive signing and not subsequently revoking this Agreement.

4.                                      The Parties acknowledge and agree that Executive will be paid all salary, wages, vacation, and any other benefits due and owing to Executive as of the Retirement Date, according to the established policies, plans, and procedures of the Company. Such payments shall be paid to Executive in accordance with the terms of those established policies, plans, and procedures and in compliance with all applicable laws. The payments of salary, wages, vacation and any other benefits due and owing to Executive according to the established policies, plans and procedures of the Company will be paid to Executive regardless of Executive entering into this Agreement.

5.                                      In consideration of the promises made by the Company in this Agreement, the sufficiency of which Executive fully acknowledges, Executive hereby releases and forever discharges the Company, and its affiliates, parent, subsidiaries, predecessors, successors and assigns, and each of its and their respective owners, shareholders, directors, officers, employees, agents, attorneys, insurance carriers and representatives, past, present and future, and each of them (hereinafter collectively referred to as the “Company Releasees”), from any and all actions, causes of action, claims or liabilities of any kind, whether known or unknown, which have or could be asserted against the Company Releasees arising out of or related to Executive’s employment with the Company and any other occurrence up to and including the date of this Agreement, including but not limited to:

a.              claims, actions, causes of action or liabilities based on discrimination or retaliation arising under the Equal Pay Act of 1963, as amended, Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1991, as amended, the Federal Worker Adjustment and Retraining Notification Act, the Illinois Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, as amended and only to the extent permitted by law, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Family Medical Leave Act, as amended, the Federal Occupational Safety and Health Act, as amended, the National Labor Relations Act, as amended, the Illinois Human Rights Act, as amended, and any other federal, state, municipal or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, handicap, disability, sexual orientation, marital status, retaliation, genetic information and veteran status);

b.              claims, actions, causes of action or liabilities based upon any other federal, state, municipal or local statute, law, ordinance or regulations;

c.               any other claim whatsoever including, but not limited to, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, negligence or any other common law, statutory or other claim whatsoever arising out of or relating to Executive’s employment with the Company;

d.              but excluding any claims which Executive may make under state workers’ compensation or unemployment compensation laws or any claims which by operation of law Executive cannot waive and claims related to a breach of this Agreement.

Executive understands that nothing contained in this Agreement limits Executive’s ability to file, pursuant to any applicable whistleblower statute or program (each, a “Whistleblower Program”), a charge or complaint with any federal, state, municipal or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate or cooperate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing information, without notice to the Company. This Agreement also does not limit Executive’s right to receive financial incentive pursuant to a Whistleblower Program for information provided to any Government Agencies.

However, Executive is waiving the right to recover, other than pursuant to a Whistleblower Program, any money in connection with a charge or investigation and any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other Government Agency, except where such waivers are prohibited by law.

6.                                      In consideration of the promises made by Executive in this Agreement, the sufficiency of which Company fully acknowledges, the Company hereby releases and forever discharges Executive, and his agents, attorneys, insurance carriers and representatives, past, present and future, and each of them (hereinafter collectively referred to as the “Executive Releasees”), from any and all actions, causes of action, claims or liabilities of any kind, whether known or unknown, which have or could be asserted against the Executive Releasees arising out of or related to Executive’s employment with the Company and any other occurrence up to and including the date of this Agreement, including but not limited to:

a.              claims, actions, causes of action or liabilities based upon any other federal, state, municipal or local statute, law, ordinance or regulations; and

b.              any other claim whatsoever including, but not limited to, claims based upon breach of contract, defamation, negligence or any other common law, statutory or other claim whatsoever arising out of or relating to Executive’s employment with the Company.

For the avoidance of doubt, the Parties acknowledge and agree that excluded from the release described in this Paragraph 6 are any and all actions, causes of action, claims or liabilities of any kind, whether known or unknown, which have or could be asserted against the Executive Releasees arising out of or related to any accounts, loans, lines of credit, or other banking products or services obtained directly or indirectly by Executive from the Company or any of its affiliates.

7.                                      Within five (5) business days of the Retirement Date, Executive will return any Company documents, property, and computerized information including but not limited to the following: keys, client lists, and any other confidential or Company information or property that Executive possesses.

Executive acknowledges and agrees that he remains subject to Section 5.1 (“Confidentiality”) of the Assurance Agreement (as defined in Paragraph 11 below); provided, however, notwithstanding any provisions in this Agreement, the Assurance Agreement or any Company policy applicable to the unauthorized use or disclosure of trade secrets, Executive is hereby notified that, pursuant to the Defend Trade Secrets Act of 2016 (Pub. Law 114-153), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, municipal or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Executive also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

8.                                      Executive and Company agree that neither party will disparage or vilify the other party, and both parties will refrain from making any false, negative, critical, disparaging or misleading statements about Executive’s employment with the Company, its work product, its employees, the termination of Executive’s employment or any other dealings of any kind between Executive and the Company, to any third party, specifically including, without limitation, any past, present or prospective employee of the Company, any customer or prospective customer of the Company, any prospective employer of Executive, or any representative of any media. Executive further agrees to not apply for or seek future employment opportunities with the Company. The Parties acknowledge and agree that, for purposes of this Paragraph 8, only statements made by members of Old Second’s board of directors, Old Second’s Chief Executive Officer and the Bank’s Executive Vice President, Human Resources, shall be attributable to the Company.

9.                                      Executive agrees that during the three months immediately following the Retirement Date, he will make himself available to the Company and cooperate with the Company upon the Company’s request with respect to matters relating to any audit or other business purposes for which the Company may need his assistance during that time. Additionally, Executive agrees that he will make himself available to the Company and cooperate with the Company upon the Company’s request with respect to litigation matters for which the Company may need his assistance at any time following the Retirement Date.

10.                               Nothing in this Agreement shall be construed to limit either Executive or the Company from any right of recovery against the other for any damages incurred due to breach of this Agreement or any other actions of Executive or the Company, including costs and reasonable attorneys’ fees incurred to enforce any of the provisions of this Agreement or as a result of either Executive or the Company’s breach of any material term.

11.                               Executive acknowledges that this Agreement contains the entire understanding between the Parties and, except as stated specifically herein, supersedes any prior agreements, statements, comments, or proposals between the Parties. However, this Agreement shall not be construed to supersede or diminish any right or obligation under any confidentiality agreement or other restrictive covenant signed by Executive in connection with his employment with the Company. Rather, any obligations Executive may have to the Company under any confidentiality agreement or other restrictive covenant signed by Executive relating to his employment with the Company remain in full force and effect, including, but not limited to the restrictive covenants included in Section 5 of that certain Compensation and Benefits Assurance Agreement by and between Old Second and Executive (the “Assurance Agreement”).

12.                               Executive acknowledges and agrees that in signing this Agreement he does not rely and has not relied on any representation or statement by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. Executive acknowledges that this Agreement may not be supplemented or modified between the Parties except by written agreement between the Parties.

13.                               This Agreement shall be binding upon Executive and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns. This Agreement may not be assigned by Executive without the prior express written consent of the Company.

14.                               This Agreement is made and entered into in the State of Illinois and shall in all respects be interpreted, enforced and governed under the laws of the State of Illinois, without regard to the choice of law provisions of any state. Any disputes relating to this Agreement shall be maintained exclusively in state court located in Kane County, Illinois or federal court in the United States District Court for the Northern District of Illinois, Eastern Division, and Executive submits to the personal jurisdiction of such courts for this purpose.

15.                               Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not be a part of this Agreement. The Parties expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce the Agreement as modified.

16.                               Executive acknowledges and agrees that the Company has advised him to consult with an attorney of his choosing prior to signing this Agreement and that he has been given a period of at least twenty-one (21) days or until March 15, 2017 (whichever date is later), within which to consider this Agreement prior to signing below.

17.                               Executive acknowledges and agrees that he may revoke this Agreement within seven (7) days after its signing by him and that in no event shall this Agreement become effective until eight (8) days after the date on which Executive signs below (such eighth (8th) day being referred to as the “Effective Date”). Any revocation must be made in writing and should be directed to Bob DiCosola, Executive Vice President, Human Resources at Old Second National Bank, 37 South River Street, Aurora, IL 60506, via certified mail.

18.                               The Parties agree this Agreement is a joint work product of the Parties and may not be construed against either Party as drafter.

19.                               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, and together shall constitute one and the same consent notwithstanding that all Parties are not signatory to the same counterpart. The delivery of copies of this Agreement and of signature pages by electronic mail, pdf or facsimile transmission shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes, including use in any litigation or legal proceeding. Signatures of the Parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes, including use in any litigation or legal proceeding.

20.                               Executive acknowledges and agrees that he has carefully read and fully understands all of the provisions and effects of this Agreement. Executive further acknowledges that he considers this Agreement to be in his best interest; that he has signed this Agreement intending to be legally bound hereby; and that he voluntarily enters into this Agreement by signing this Agreement below.

[Signature page follows]

Old Second National Bank		J. Douglas Cheatham

By:	Bob DiCosola	By:	/s/ J. Douglas Cheatham

Title:	Executive Vice President,	Dated: March 15, 2017
Human Resources

/s/Bob DiCosola

Dated: March 15, 2017

Old Second Bancorp, Inc.

By:	James Eccher

Title:	CEO

/s/James Eccher

Dated: March 15, 2017